UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 7, 2014

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CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)

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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144

(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________

(Former name or former address, if changed since last report)

_________________________

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5Corporate Governance and Management

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)

On July 10, 2014, the Board of Directors (the “Board”) of CryoLife, Inc. (the “Company”) announced the appointment of James Patrick (Pat) Mackin as President and Chief Executive Officer of the Company, effective as of September 2, 2014 (the “Effective Date”).  Mr. Mackin, age 47, will join CryoLife from Medtronic, Inc., where he most recently served as President of Cardiac Rhythm Disease Management, the company’s largest operating division. At Medtronic, he previously held the positions of Vice President, Vascular, Western Europe and Vice President & General Manager, Endovascular Business Unit.  Prior to joining Medtronic in 2002, Mr. Mackin worked for six years with Genzyme, Inc. serving as its Senior Vice President & General Manager for the Cardiovascular Surgery Business Unit and, earlier, as Director of Sales, Surgical Products division. Before joining Genzyme, he spent four years with Deknatel/Snowden-Pencer, Inc. in various roles and three years as a First Lieutenant in the United States Army.

Steven G. Anderson will continue to serve as President and Chief Executive Officer of the Company until Mr. Mackin’s employment begins. The Company anticipates that Mr. Anderson will remain as Executive Chairman of the Board of the Company thereafter. The Company also anticipates that Mr. Anderson’s existing employment agreement will be amended without being terminated to reflect the change in his responsibilities after September 2, 2014, and, potentially, other changes.

On July 7, 2014, Mr. Mackin and the Company entered into an Employment Agreement dated as of July 7, 2014 (the “Agreement”).  The description that follows is a summary of the material terms and conditions of the Agreement.  This summary is qualified in its entirety by reference to the Agreement included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.  The definitions of capitalized terms, if not defined herein, may be found in the Agreement.

Pursuant to the Agreement, Mr. Mackin will receive an annual base salary of $600,000 for calendar 2014, pro-rated for the number of days that he is employed in 2014.  Thereafter, he is entitled to an annual base salary that is not less than his then current annual salary, subject to certain permitted reductions.  For calendar 2014, he will be eligible to receive an annual cash bonus, with a target bonus equal to 60% of his pro-rated base salary, based upon performance metrics set by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Company’s 2014 incentive plans (pro-rated for calendar year 2014). Thereafter, he will be entitled to receive such bonuses as are set by the Compensation Committee of the Board; provided that his bonus target percentage may not be reduced below its then current level, subject to certain permitted reductions.  The Agreement also provides Mr. Mackin with certain customary benefits and perquisites, such as vacation, medical and life insurance, dues for up to two social and business clubs, and relocation expenses.  He is also entitled to a $1,500 per month car allowance and up to $30,000 in reimbursements for the costs of negotiating the Agreement.  The Agreement has a three-year term.  Beginning on the second anniversary of the Effective Date, and subject to earlier termination pursuant to the Agreement, the employment term will, on a daily basis, automatically extend by one day.

The Agreement also provides that, within a reasonable time, Mr. Mackin shall be appointed or nominated for election to the Company’s Board of Directors.  The Board believes that Mr. Mackin should be appointed to the Board both because it is appropriate and useful to have the Chief Executive Officer of the Company serve as a member of the Board, and because of his business acumen and experience in the life sciences industry.

Under the Agreement, Mr. Mackin may be entitled to severance benefits upon termination of his employment.  If terminated by reason of his death or permanent disability, he will be entitled to (i) his base salary and accrued unused vacation through the date of termination, (ii) payment of the annual cash bonus, subject to a pro rata reduction, and (iii) continued participation in the Company’s group health plans for up to eighteen (18) months. If Mr. Mackin’s employment is terminated by the Company for Cause or by Mr. Mackin without Good Reason, he shall only be entitled to receive his base salary and accrued vacation through the Date of Termination.

If Mr. Mackin terminates his employment for Good Reason, or if the Company terminates Mr. Mackin’s employment without Cause, Mr. Mackin will be entitled to severance payments equal to (a) an amount equal to 1.5 times the sum of his annual base salary and his annual bonus for the year in which the termination of employment occurs (or if termination occurs before determination of bonuses, a bonus equal to Mr. Mackin’s actual annual bonus for the prior year) payable in pro rata increments over 18 months; plus (b) medical insurance coverage for up to the lesser of 18 months or until Mr. Mackin is provided comparable benefits by another employer.  The payments, or his retention of such payments if they have been made, are subject to Mr. Mackin’s continued compliance with the restrictive covenants and certain other provisions set forth in the Agreement.

In lieu of the payments described in the previous paragraph, if a termination occurs within two years after a Change in Control and is initiated by Mr. Mackin for Good Reason or by the Company without Cause, or if Mr. Mackin’s employment was so terminated within six months prior to a Change in Control, Mr. Mackin will be entitled to a Change of Control Termination Payment equal to (a) 2.5 times the sum of his annual base salary and his annual bonus for the year in which the termination of employment occurs (or if termination occurs before determination of bonuses, a bonus equal to Mr. Mackin’s actual annual bonus for the prior year) payable not more than 30 days after the Change of Control or termination of Mr. Mackin’s employment; plus (b) medical insurance coverage for up to the lesser of 18 months or until Mr. Mackin is provided comparable benefits by another employer.  The payments, or his retention of such payments if they have been made, are subject to Mr. Mackin’s continued compliance with the restrictive covenants and certain other provisions set forth in the Agreement.

The Agreement requires Mr. Mackin to enter into one or more separate agreements respecting confidential information, trade secrets, and inventions, and contains provisions regarding and noncompetition, non-solicitation of employees, non-solicitation of customers or clients, and disparaging remarks.  In addition, Mr. Mackin will be subject to the Company’s policies, including its Code of Business Conduct, anti-hedging policy, securities trading policy, stock ownership guidelines, the clawback provisions of the Company’s 2007 Executive Incentive Plan, business and spousal travel policies, and the Employee Handbook, as in effect from time to time.

The Agreement provides for payment of a cash signing bonus and the grant of certain initial equity awards to Mr. Mackin, provided in part as an incentive and in part to compensate him for the value of cash and equity awards which will be lost upon Mr. Mackin’s termination of employment with his current employer.  Specifically, the Agreement provides that the Company will pay Mr. Mackin a cash signing bonus of $200,000, subject to pro rata repayment by Mr. Mackin if his employment terminates prior to the first anniversary of the Effective Date for reason other than death, disability, termination of employment by the Company without Cause, or by Mr. Mackin for Good Reason.

The Agreement also provides for a grant to Mr. Mackin, upon commencement of employment, or within two days thereafter (the “Grant Date”), of a stock option (the “Signing Options”) for 400,000 shares of CryoLife common stock and a restricted stock grant for 250,000 shares of CryoLife common stock, with a performance condition (the “Restricted Stock Award”).

The Signing Options exercise price per share will be equal to fair market value on the grant date and have a term of seven (7) years. The right to exercise the Signing Options will vest annually in one-third (1/3rd) increments commencing with the first anniversary of the Effective Date provided employment continues through each vesting date.  The seven-year term will be subject to earlier termination provisions as follows:

•	36 months after termination of employment due to disability,
•	12 months after death,
•	36 months after normal or early retirement, and
•	promptly upon termination of employment by the Company, unless such termination is due to disability, death, or normal or early retirement.

The Signing Options shall be subject to the Company’s Second Amended and Restated 2009 Stock Incentive Plan and the related grant agreement.  To the extent the Signing Options so qualify, they are to be incentive stock options.

The Restricted Stock Award will cliff vest on the third (3rd) anniversary of the Effective Date provided (a) Mr. Mackin’s employment continues through such date, and (b) CryoLife achieves at least $20 million in adjusted EBITDA over any four consecutive calendar quarters during the Employment Period, as determined by the Compensation Committee; provided, however, if Mr. Mackin’s employment (A) terminates by reason of death, disability, or termination by the Company without Cause prior to the third anniversary of the Effective Date and (B) prior to such termination CryoLife has achieved at least $20 million in Adjusted EBITDA over any four consecutive calendar quarters during the Employment Period, then the Restricted Stock Award shall instead vest on the same schedule as the Signing Options. The Company’s calculation of adjusted EBITDA is described on page A-3 of Appendix A to its Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2014, which page A-3 is hereby incorporated by reference herein. The Restricted Stock Award shall be subject to the terms of the Company’s Second Amended and Restated 2009 Stock Incentive Plan and the related grant agreement.

The Signing Options and the Restricted Stock Award will fully vest upon a Change in Control.

The Agreement provides that commencing January 1, 2015, Mr. Mackin shall be entitled to participate in annual long-term incentive opportunities as determined by the Compensation Committee consistent with those provided to similarly situated CryoLife executive officers and in accordance with CryoLife’s plans and applicable award agreements.  Benefits currently include participation in CryoLife’s plan-based awards with other CryoLife executives for performance stock units, stock options and restricted stock subject to continued employment and achievement of corporate/Board objectives set by the Compensation Committee.

Mr. Mackin (i) has no family relationships with any director or executive officer of the Company and (ii) is not a party to any related person transaction with the Company other than those previously disclosed herein.

A copy of the press release announcing the appointment of Mr. Mackin as President and Chief Executive Officer of the Company is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference in this Item 5.02.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of July 7, 2014, between CryoLife, Inc. and James Patrick Mackin
99.1	Press Release (“CryoLife Appoints Pat Mackin as President and Chief Executive Officer”) dated July 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: July 11, 2014	By:	/s/ D. A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief
Operating Officer and Chief
Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of July 7, 2014, between CryoLife, Inc. and James Patrick Mackin
99.1	Press Release (“CryoLife Appoints Pat Mackin as President and Chief Executive Officer”) dated July 10, 2014